Exhibit 99.1

                       CAM REPORTS RECORD YEAR END RESULTS

                    SEPTEMBER QUARTER PRE-TAX EARNINGS UP 60%

     FOUNTAIN VALLEY, Calif., Nov. 16 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) reported pre-tax income for the quarter ended September 30, 2005 rose 60% to $1,038,000 as compared to $649,000 for the same period of last year. Revenues increased to $6.6 million for the three months ended September 30, 2005, compared to $6.3 million for the three months ended September 30, 2004. Net income for the three month period ended September 30, 2005 increased 7% to $719,000 or $0.18 per share, compared to $670,000 or $0.16 per share for the same quarter last year.

     Revenues for the fiscal year ended September 30, 2005 increased to $24.9 million, compared to $23.6 million for fiscal year 2004. Pre-tax income climbed 20% to $2.8 million compared to $2.3 million last year. Net income for fiscal year ended September 30, 2005 declined to $1.8 million or $0.44 per share, compared to $2.2 million or $0.57 per share for fiscal year 2004, as a result of a higher provision for federal income tax. In 2004, the Company did not have federal income tax provision due to use of net loss carryforwards. Also as previously disclosed in the third quarter, the results for fiscal 2004 included $170,000 in additional revenue and $126,000 in additional net income, related to a change in the accounting estimate for payment processing revenues from the Company's X-Charge revenues, which was recorded in third quarter ended June 30, 2004.

     Cash Increase
     As of September 30, 2005, cash and marketable securities rose to $21 million or $5.48 per outstanding share, compared to $17.7 million or $4.71 per outstanding share at the beginning of the year. The company remains debt free.

     Declared Cash Dividends
     The company further announced that per the company's previously stated earnings based dividend policy, the Board of Directors has declared a dividend of $0.14 per share for the quarter results. The dividend will be payable on January 12, 2006 to shareholders of record as of January 3, 2006. The Company had approximately 3,848,000 shares outstanding on November 7, 2005.

     X-Charge Performance
     "Overall, we had another very good year," stated Geoff Knapp, Chairman and CEO of CAM Commerce Solutions. "Our X-Charge payment processing revenue continued to experience strong growth and drove our record profit for the year. We are building a large recurring X-Charge revenue base, and our total X-Charge fiscal 2005 revenues increased 78% compared to fiscal 2004. The performance on the system sales side did not meet our expectations and we are working to improve this amid tough market conditions.

     In the 4th quarter we installed 879 new X-Charge processing accounts, with September being a record month with 342 new accounts. This is a 65% increase over the same period last year when we installed 534 new X-Charge processing accounts. All of the growth came from our reseller channel. For fiscal year 2005 we installed 3,072 new accounts, which was an increase of 83% over fiscal year 2004 when we installed 1,683 new accounts. We had approximately 5,500 accounts processing with us at the end of the year, representing roughly $1.7 billion in annual processing volume. Due to our unique business model the overall quality of the accounts in our portfolio has proven to be far superior to industry norms. Our account base as a group has a substantially higher than average processing volume, lower risk of loss and lower drop (churn) rate than the average industry portfolio of processing accounts. We believe this puts our payment processing portfolio at the upper levels on the quality scale."

     Mr. Knapp further stated "As we move into 2006, over 50% of our revenues is now recurring in nature from payment processing and service, and our success is less dependent upon strong system sales. Nearly all of our growth is coming from the X-Charge payment processing portion of our business, which also offers us our highest margins. System sales remain challenging and the business is subject to seasonal fluctuations, with our March quarter looking like our seasonally most challenging in all areas. The December quarter should benefit from seasonally higher X-Charge revenues due to the holiday season but is also a challenging quarter for system sales for the same reason. Overall, it is my expectation that results will improve again in 2006."

     Calculation of Cash and Marketable Securities Per Share

                                           SEPTEMBER 30    SEPTEMBER 30
                                               2005            2004
                                           -------------   -------------
Cash and cash equivalents                  $  15,763,000   $  16,591,000
Marketable available-for-sale
 securities                                    5,300,000       1,109,000
Total cash and marketable securities
 (numerator)                               $  21,063,000   $  17,700,000
Shares outstanding (denominator)               3,846,000       3,754,000
Cash and marketable securities
 per share                                 $        5.48   $        4.71

     About CAM Commerce Solutions
     CAM Commerce Solutions provides total commerce solutions for traditional and web retailers that are based on the company's open architecture software products for inventory management, point of sale, sales transaction processing, accounting, and payment processing. These solutions often include hardware, installation, training, service, and payment processing services provided by the company. You can visit CAM Commerce Solutions at www.camcommerce.com.

     Important Information
     Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from management's expectations, and the company does not undertake any duty to update forward-looking statements which speak only as of the date of this release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission could affect the forward looking statements contained in this release.

                          CAM COMMERCE SOLUTIONS, INC.
                         CONDENSED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                           THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                      ----------------------------    ----------------------------
                                        SEPT. 30        SEPT. 30        SEPT. 30        SEPT. 30
                                          2005            2004            2005            2004
                                      ------------    ------------    ------------    ------------
REVENUES
  Net hardware, software
   and installation revenues          $      3,291    $      3,788    $     13,006    $     14,420
  Net service revenues                       1,340           1,405           5,374           5,541
  Net payment processing
   revenues                                  1,982           1,069           6,556           3,673
     Total net revenues                      6,613           6,262          24,936          23,634
COSTS AND EXPENSES
  Cost of hardware, software
   and installation revenues                 1,585           1,787           6,580           7,015
  Cost of service revenues                     546             514           2,145           2,035
  Cost of payment processing
   revenues                                     92              90             422             224
     Total cost of revenues                  2,223           2,391           9,147           9,274
  Selling, general and
   administrative expenses                   3,143           2,961          11,993          10,872
  Research and development
   expenses                                    389             372           1,548           1,508
  Interest income                             (180)           (111)           (559)           (361)
     Total costs and expenses                5,575           5,613          22,129          21,293
Income before provision
 (benefit) for income taxes                  1,038             649           2,807           2,341
Provision (benefit) for
 income taxes                                  319             (21)          1,033             100
Net income                            $        719    $        670    $      1,774    $      2,241

Basic net income per share            $       0.19    $       0.18    $       0.46    $       0.63

Diluted net income per share          $       0.18    $       0.16    $       0.44    $       0.57

Shares used in computing
 basic net income per share                  3,838           3,745           3,817           3,543

Shares used in computing
 diluted net income per share                4,060           4,197           4,045           3,937

                          CAM COMMERCE SOLUTIONS, INC.
                            CONDENSED BALANCE SHEETS
                      (In thousands, except per share data)

                                                SEPTEMBER 30    SEPTEMBER 30
                                                    2005            2004
                                                ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents                     $     15,763    $     16,591
  Marketable available-for-sale securities             5,300           1,109
  Accounts receivable, net                             1,930           1,919
  Inventories                                            306             361
  Deferred income taxes                                1,188           1,629
  Other current assets                                   132             137
Total current assets                                  24,619          21,746

Deferred income taxes                                    714             780
Property and equipment, net                              610             639
Intangible assets, net                                   467             679
Other assets                                              51              80
Total assets                                    $     26,461    $     23,924

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $        445    $        550
  Accrued compensation and related expenses            1,154           1,093
  Deferred service revenue and customer
   deposits                                            1,728           1,628
  Other accrued liabilities                              645             357
  Total current liabilities                            3,972           3,628
Stockholders' equity:
  Common stock, $.001 par value; 12,000
   shares authorized, 3,846 shares issued
   and outstanding at September 30, 2005
   and 3,754 at September 30, 2004                         4               4
  Capital in excess of par value                      20,152          19,328
  Accumulated other comprehensive
   income (loss)                                         (18)              2
  Retained earnings                                    2,351             962
  Total stockholders' equity                          22,489          20,296
Total liabilities and stockholders' equity      $     26,461    $     23,924


SOURCE  CAM Commerce Solutions, Inc.
    -0-                             11/16/2005
    /CONTACT: Mathew Hayden, President, Hayden Communications, Inc., +1-858-704-5065, for CAM Commerce Solutions, Inc./
    /Web site:  http://www.camcommerce.com /